EXHIBIT 2.1


                                                                CONFORMED COPY

                                AMENDMENT NO. 2

                                      to

                         AGREEMENT AND PLAN OF MERGER


         AMENDMENT NO. 2 dated as of December 18, 1994 (this "Amendment") between Burlington Northern Inc., a Delaware corporation ("BNI"), and Santa Fe Pacific Corporation, a Delaware corporation ("SFP").

         WHEREAS, BNI and SFP have previously entered into that certain Agreement and Plan of Merger dated as of June 29, 1994 between BNI and SFP, as amended by the Amendment thereto dated as of October 26, 1994 (as so amended, the "Merger Agreement"); and

         WHEREAS, the respective Boards of Directors of BNI and SFP have determined that it is in the best interests of BNI or SFP, as the case may be, and its respective stockholders to further amend the Merger Agreement as hereinafter set forth and have duly approved this Amendment No. 2 and authorized its execution and delivery.

         NOW, THEREFORE, the parties hereto agree as follows:

               1. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Merger Agreement, and each reference in the Merger Agreement to "this Agreement", "hereof", "herein", "hereunder" or "hereby" and each other similar reference shall be deemed to refer to the Merger Agreement as amended hereby. All references to the Merger Agreement in any other agreement between BNI and SFP relating to the transactions contemplated by the Merger Agreement shall be deemed to refer to the Merger Agreement as amended hereby.

               2. Section 1.2(a)(i) of the Merger Agreement is hereby amended by deleting the number "0.34" wherever such number appears therein and inserting in its place the number "0.40".

               3. Section 3.3 of the Merger Agreement is hereby amended by inserting the words "the Offer and" after the phrase "the consummation of" therein.

               4.  Section 3.5 of the Merger Agreement is hereby amended by
         (i) inserting the words ", except for the Offer" after the phrase "SFP Securities" in the last sentence of Section 3.5(a), (ii) deleting the phrase "12,000,000 shares were reserved for issuance pursuant to the SFP Long-Term Incentive Stock Plan, of which 5,281,405 were available for grant and" and (iii) adding the following new sentence after the second sentence of Section 3.5(a):

               As of May 31, 1994, a total of 12,000,000 shares of SFP Common Stock were approved for awards under the SFP Long-Term Incentive Stock Plan, of which 5,281,405 remain available for grant.

               5. Section 3.9 of the Merger Agreement is hereby amended by replacing subparagraph (a) of such section in its entirety with the following:

                     (a) Each document required to be filed by SFP with the SEC in connection with the transactions contemplated by this Agreement (the "SFP Disclosure Documents"), including, without limitation, (i) the SFP Offer Documents to be filed with the SEC in connection with the Offer and (ii) the definitive proxy statement of SFP (the "SFP Proxy Statement") to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the offer to purchase and form of related letter of transmittal contained in the SFP Offer Documents or any amendment or supplement thereto are first mailed to stockholders of SFP and at the time of consummation of the Offer, the SFP Offer Documents, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. At the time the SFP Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of SFP and at the time such stockholders vote on adoption of this Agreement, the SFP Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. At the time of the filing of any SFP Disclosure Document other than the SFP Offer Documents and the SFP Proxy Statement and at the time of any distribution thereof, such SFP Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.9(a) will not apply to statements or omissions included in SFP Disclosure Documents based upon information furnished to SFP in writing by BNI specifically for use therein.

               6. Section 3.10 of the Merger Agreement is hereby amended by replacing such section in its entirety with the following:

                     SECTION 3.10. Information Supplied. The information supplied or to be supplied by SFP for inclusion or incorporation by reference in (i) the BNI Offer Documents or any amendment or supplement thereto will not, at the time the offer to purchase and form of related letter of transmittal contained in the BNI Offer Documents or any amendment or supplement thereto are first mailed to stockholders of SFP and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (ii) the BNI Proxy Statement or any amendment or supplement thereto will not, at the time the BNI Proxy
               Statement is first mailed to stockholders of BNI and at the time such stockholders vote on adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (iii) any BNI Disclosure

               Document (other than the BNI Offer Documents and the BNI Proxy Statement) will not, at the time of effectiveness of such BNI Disclosure Document and at the time of any distribution thereof contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (iv) the Form S-4 (as defined in Section 7.3(a)) will not, at the time the Form S-4 becomes effective under the 1933 Act and at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

               7. Section 3.13 of the Merger Agreement is hereby amended by inserting the words ", and except as set forth in the Joint Proxy Statement/Prospectus of SFP and BNI dated October 12, 1994 and the Supplemental Joint Proxy Statement/Prospectus thereto dated October 28, 1994," after the phrase "SFP Form 10-Q" therein.

               8. The Merger Agreement is hereby amended by adding the following as a new Section 3.23:

                     SECTION 3.23. SFP Rights Agreement. Under the Rights Agreement between SFP and First Chicago Trust Company of New York, as Rights Agent, dated as of November 28, 1994 (the "SFP Rights Agreement"), BNI will not become an "Acquiring Person", no "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in the SFP Rights Agreement) will occur, and SFP's shareholders will not be entitled to receive any benefits under the SFP Rights Agreement as a result of the approval, execution or delivery of this Agreement, the commencement or consummation of the Offer or the consummation of the Merger.

               9. Section 4.3 of the Merger Agreement is hereby amended by inserting the words "the Offer and" after the phrase "the consummation of" therein.

               10. Section 4.9 of the Merger Agreement is hereby amended by replacing such section in its entirety with the following:

                     SECTION 4.9. Disclosure Documents. Each document required to be filed by BNI with the SEC in connection with the transactions contemplated by this Agreement (the "BNI Disclosure Documents"), including, without limitation, (i) the BNI Offer Documents to be filed with the SEC in connection with the Offer and (ii) the definitive proxy statement of BNI (the "BNI Proxy Statement") to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the offer to purchase and form of related letter of transmittal contained in the BNI Offer Documents or any amendment or supplement thereto are first mailed to stockholders of SFP and at the time of consummation of the Offer, the BNI Offer Documents, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. At the time the BNI Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of BNI and at the time such stockholders vote on adoption of this Agreement, the BNI Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. At the time of the filing of any BNI Disclosure Document other than the BNI Offer Documents and the BNI Proxy Statement and at the time of any distribution thereof, such BNI Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.9 will not apply to statements or omissions included in BNI Disclosure Documents based upon information furnished to BNI in writing by SFP specifically for use therein.

               11. Section 4.10 of the Merger Agreement is hereby amended by replacing such section in its entirety with the following:

                     SECTION 4.10. Information Supplied. The information supplied or to be supplied by BNI for inclusion or incorporation by reference in (i) the SFP Offer Documents or any amendment or supplement thereto will not, at the time the offer to purchase and form of related letter of transmittal contained in the SFP Offer Documents or any amendment or supplement thereto are first mailed to stockholders of SFP and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (ii) the SFP Proxy Statement or any amendment or supplement thereto will not, at the time the SFP Proxy
               Statement is first mailed to stockholders of SFP and at the time such stockholders vote on adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (iii) any SFP Disclosure Document (other than the SFP Offer Documents and the SFP Proxy Statement) will not, at the time of effectiveness of such SFP Disclosure Document and at the time of any distribution thereof contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

               12. Section 4.13 of the Merger Agreement is hereby amended by inserting the words ", and except as set forth in the Joint Proxy Statement/Prospectus of SFP and BNI dated October 12, 1994 and the Supplemental Joint Proxy Statement/Prospectus thereto dated October 28, 1994," after the phrase "BNI Form 10-Q" therein.

               13.  Section 5.1 of the Merger Agreement is hereby amended by
         (i) inserting the words "the Offer," after the phrase "Except for" in subparagraph (b) thereof, and (ii) replacing subparagraph (f) thereof in its entirety with the following:

                     (f) Except for (i) borrowings under existing credit facilities, replacements therefor and refinancings thereof,
               (ii) borrowings not to exceed $1.75 billion in the aggregate under credit facilities in form and substance reasonably satisfactory to BNI to finance the Offer, to refinance SFP's currently outstanding 12.65% Senior Notes due October 1, 2000, 8 3/8% Notes due November 1, 2001 and 8 5/8% Notes due November 1, 2004, to pay penalties, premiums and make-whole payments required in connection with such refinancing and for working capital and other corporate purposes, (iii) borrowings in the ordinary course of business consistent with past practice or
               (iv) borrowings that are Customary Actions, SFP will not, and will not permit any Subsidiary of SFP to, incur any indebtedness for borrowed money or guarantee any such indebtedness;

               14. The final sentence of Section 5.8 is hereby amended to read in its entirety as follows:

               As used in this Agreement, "Takeover Proposal" when used in connection with any Person shall mean any tender or exchange offer involving such Person, any proposal for a merger, consolidation or other business combination involving such Person or any Subsidiary of such Person, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, such Person or any Subsidiary of such Person, any proposal or offer with respect to any recapitalization or restructuring with respect to such Person or any Subsidiary of such Person or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to such Person or any Subsidiary of such Person other than pursuant to the transactions to be effected pursuant to this Agreement.

               15. The Merger Agreement is hereby amended by adding the following as a new Section 5.9:

                     SECTION 5.9. Registration Rights. SFP hereby grants BNI the registration and other rights set forth in Annex II hereto, which rights shall become effective without any action by any Person in the event that this Agreement is terminated for any reason after consummation of the Offer.

               16. Section 6.1 of the Merger Agreement is hereby amended by inserting the words "the Offer and" after the phrase "Except for" in subparagraph (b) thereof.

               17. Section 6.1 of the Merger Agreement is hereby amended by replacing subparagraph (f) thereof in its entirety with the following:

                     (f) Except for (i) borrowings under existing credit facilities, replacements therefor and refinancings thereof, (ii) borrowings not to exceed $500 million in the aggregate under credit facilities in form and substance reasonably satisfactory to SFP to finance the Offer (iii) borrowings in the ordinary course of business consistent with past practice or (iv) borrowings that are Customary Actions, BNI will not, and will not permit any Subsidiary of BNI to, incur any indebtedness for borrowed money or guarantee any such indebtedness;

               18. Section 6.1 of the Merger Agreement is hereby amended by replacing subparagraph (g) thereof in its entirety with the following:

               (g) Except for loans, advances, capital contributions or investments made in the ordinary course of business consistent with past practice, except for loans, advances, capital contributions or investments that are Customary Actions and, except for loans, advances, capital contributions or investments for the purchase of shares of SFP Common Stock pursuant to the Offer, BNI will not, and will not permit any Subsidiary of BNI to, make any loans, advances or capital contributions to, or investments in, any other Person (other than to BNI or any Subsidiary of BNI);

               19. Article VIII of the Merger Agreement is hereby amended by replacing such article in its entirety with the following:

                                      ARTICLE VIII

                                   THE OFFER

                     SECTION 8.1. The Offer. (a) Provided that nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, SFP and BNI shall, as promptly as practicable, but in no event later than December 23, 1994, commence separate tender offers (together, the "Offer") to purchase, in the case of SFP, up to 38,000,000 shares of SFP Common Stock and, in the case of BNI, up to 25,000,000 shares of SFP Common Stock (in each case, together with the associated rights under the SFP Rights Plan), at a price of $20.00 per share, net to the seller in cash, with SFP to be severally obligated to purchase 0.60317 of any shares of SFP Common Stock accepted for payment pursuant to the Offer and BNI severally obligated to purchase 0.39683 of any shares of SFP Common Stock accepted for payment pursuant to the Offer. Notwithstanding any provision of this Agreement (or any Annex hereto) to the contrary, no term of the Offer may be amended or modified without the written consent of both parties hereto.

                     (b) The several obligations of BNI and SFP under the Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn 63,000,000 shares of SFP Common Stock and to the other conditions set forth in Annex I hereto. Each of SFP and BNI expressly reserves the right to waive any of the conditions to its obligation under the Offer, except that the Minimum Condition may not be waived without the consent of each of SFP and BNI. Furthermore, each of SFP and BNI shall have the right to determine, in its sole reasonable discretion, whether the conditions to its obligations under the Offer have been satisfied.

                     (c) As soon as practicable on the date of commencement of the Offer, SFP shall file with the SEC an Issuer Tender
               Offer Statement on Schedule 13E-4 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "SFP Offer Documents").

               SFP and BNI each agrees promptly to correct any information provided by it for use in the SFP Offer Documents if and to the extent that it shall have become false or misleading in any material respect. BNI and its counsel shall be given an opportunity to review and comment on the Schedule 13E-4 prior to its being filed with the SEC.

                     (d) As soon as practicable on the date of commencement of the Offer, BNI shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "BNI Offer Documents"). BNI and SFP each agrees promptly to correct any information provided by it for use in the BNI Offer Documents if and to the extent that it shall have become false or misleading in any material respect. SFP and its counsel shall be given an opportunity to review and comment on the Schedule 14D-1 prior to its being filed with the SEC.

               (e) Upon satisfaction (or, where permitted, waiver) of the conditions to the Offer, BNI and SFP shall purchase shares of SFP Common Stock pursuant to the Offer as set forth in Section 8.1(a) above, provided, however, that BNI shall not be obligated to purchase more than 25,000,000 shares of SFP Common Stock, and SFP shall not be obligated to purchase more than 38,000,000 shares of SFP Common Stock.

                     SECTION 8.2. Action by SFP and BNI. (a) SFP represents that its Board of Directors at a meeting duly called and held unanimously resolved to recommend acceptance of the Offer by those of its stockholders who wish to receive cash for a portion of their shares of SFP Common Stock. SFP and BNI agree to take all steps necessary to cause the offer to purchase and form of the related letter of transmittal to be disseminated to holders of shares of SFP Common Stock as and to the extent required by applicable federal securities laws.

                     (b) As soon as practicable on the day that the Offer is commenced, SFP will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which shall reflect the recommendations of SFP's Board of Directors with respect to the Offer described in
               Section 8.2(a). SFP and BNI each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. SFP agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of SFP Common Stock, in each case as and to the extent required by applicable federal securities laws. BNI and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC.

               20. Section 9.1 of the Merger Agreement is hereby amended as follows:

                     (a) Clause (vi) of Section 9.1 of the Merger Agreement is amended to read in its entirety as follows:

                     (vi) SFP and BNI shall have obtained an opinion of nationally recognized tax counsel to the effect that the Merger will be tax-free to BNI, SFP and their respective stockholders for federal income tax purposes;

                     (b) Clause (vii) is amended to read in its entirety as follows:

                     (vii) SFP and BNI shall have purchased shares of SFP Common Stock pursuant to the Offer.

                     (c) The phrase "except that the condition set forth in clause (vii) may not be waived" is added after the phrase "conditions exist" and before the phrase ") of" in the first clause of Section 9.1.

               21.  Section 10.1 of the Merger Agreement is hereby amended by
         (a) deleting the "and" at the end of clause (x), (b) replacing the "." at the end of clause (xi) with a ";" and (c) adding the following new clauses (xii) and (xiii);

                     (xii) by SFP, upon payment to BNI of the fee described in Section 11.4(b), if prior to the purchase of shares of SFP Common Stock pursuant to the Offer, (A) the board of directors of SFP shall have withdrawn or modified in a manner adverse to BNI its approval or recommendation of the Offer, this Agreement or the Merger in order to permit SFP to execute a definitive agreement in connection with a Takeover Proposal or in order to approve another tender offer for shares of SFP Common Stock, in either case, as determined by the board of directors of SFP, on terms more favorable to SFP's stockholders than the transactions contemplated hereby, or (B) the board of directors of SFP shall have recommended any other Takeover Proposal; and

                     (xiii) by either BNI or SFP, if the Offer is terminated and SFP and BNI shall not have purchased shares of SFP Common Stock pursuant to the Offer.

               22. Section 10.2 of the Merger Agreement is hereby amended by inserting the section number ", 5.9" after the reference to section "4.16" therein.

               23. Section 11.4 of the Merger Agreement is hereby amended by replacing such section in its entirety with the following:

                     Section 11.4. Expenses; Certain Payments. (a) Except as otherwise provided in this Section or agreed in writing by the parties, each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Agreement and the transactions contemplated hereby.

                     (b) SFP agrees that if this Agreement shall be terminated pursuant to Section 10.1(v), (vii), (viii), (xii) or
               (xiii), it will pay BNI an amount equal to $50,000,000 plus all out-of-pocket expenses, not to exceed $10,000,000, incurred by BNI in connection with this Agreement, the Merger, the Offer and all related transactions by wire transfer of immediately available funds promptly, but in no event later than two business days, after such termination; provided that no payment will be required pursuant to this Section 11.4(b) if this Agreement is terminated pursuant to Section 10.1(vii), (viii) or (xiii) unless, after the date hereof, a new Takeover Proposal involving SFP has been announced or made (it being understood that any modification of Union Pacific Corporation's Takeover Proposal in existence on the date hereof shall be deemed a new Takeover Proposal).

                     (c) SFP agrees that if this Agreement shall be terminated pursuant to Section 10.1(vii), (viii) or (xiii) and no payment is required by it pursuant to Section 11.4(b), it will reimburse BNI for all out-of-pocket expenses incurred by BNI in connection with this Agreement, the Merger, the Offer and all related transactions. Such payment shall be made by wire transfer of immediately available funds promptly, but in no event later than two business days, after receipt by SFP from BNI of documentation of such expenses.

               24. The Merger Agreement is hereby amended by adding as Annex I thereto the following:

                                 ANNEX I


                            CONDITIONS TO THE OFFER


               Notwithstanding any other provision of the Offer, neither SFP nor BNI shall be required to accept for payment or pay for any shares of SFP Common Stock, and may terminate or amend its obligation to purchase shares of SFP Common Stock under the Offer or may postpone the acceptance for payment of and payment for shares of SFP Common Stock, if (i) at least 63,000,000 shares of SFP Common Stock shall not have been tendered and not withdrawn pursuant to the Offer (the "Minimum Condition"), (ii) this Agreement shall not have been adopted by the stockholders of SFP and BNI in accordance with Delaware Law,
         (iii) the applicable waiting period under the HSR Act shall not have expired or been terminated, (iv) BNI (in the case of SFP) and SFP (in the case of BNI) shall not have accepted (or shall not concurrently accept) shares of SFP Common Stock for payment under the Offer or (v) at any time on or after the date of this Agreement and prior to the acceptance for payment of shares of SFP Common Stock, any of the following conditions exist:

                     (a) any court, arbitrator or governmental body, agency or official shall have issued any order, or there shall be any statute, rule or regulation, restraining or prohibiting the consummation of the Offer or the Merger or the effective operation of the business of BNI, SFP and their respective Subsidiaries after the Effective Time; or

                     (b) any actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Offer (other than with respect to the HSR Act) or the Merger (other than ICC approval) shall not have been obtained, but excluding any consent, approval, clearance or confirmation the failure to obtain which could not reasonably be expected to have a Material Adverse Effect on the Surviving Corporation after the Effective Time; or

                     (c) SFP (in the case of BNI) or BNI (in the case of SFP) shall have failed to perform in any material respect any of its respective obligations under this Agreement required to be performed by it at or prior to the consummation of the Offer, or the representations and warranties of SFP (in the case of BNI) or BNI (in the case of SFP) shall not have been accurate in all material respects both when made and at and as of any time prior to the consummation of the Offer as if made at and as of such time, except for the representations and warranties of SFP and BNI in Sections 3.5(a) and 4.5(a), respectively, of the Agreement, which shall be accurate in all respects when made and at and as of any time prior to the consummation of the Offer as if made at and as of that time; or

                     (d) the Agreement shall have been terminated in accordance with its terms; or

                     (e) (i) SFP shall not be satisfied, in its sole
               discretion, that it has obtained sufficient financing to enable it to satisfy its obligations under the Offer and to effect the other transactions referred to in Section 5.1(f)(ii), or (ii) BNI shall not be satisfied, in its sole discretion, that it has obtained sufficient financing to enable it to satisfy its obligations under the Offer (it being understood that each of SFP and BNI will use its reasonable best efforts to ensure that this condition to its obligations under the Offer is satisfied no later than December 31, 1994).

         which, in the sole judgment of SFP or BNI in any such case, and regardless of the circumstances (including any action or omission by SFP or BNI) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment; provided that the Minimum Condition may be waived only with the consent of each of BNI and SFP.

               25. The Merger Agreement is hereby amended by adding as Annex II thereto the following:

                                                   ANNEX II

                                     REGISTRATION RIGHTS

                                             ARTICLE I

                                            DEFINITIONS

                     SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:

                     "Affiliate" of any Person means any other Person directly
               or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, "control" when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                     "Demand Registration" means a Demand Registration as
               defined in Section 2.2.

                     "Piggy-Back Registration" means a Piggy-Back Registration
               as defined in Section 2.3.

                     "Registrable Securities" means the shares of SFP Common
               Stock purchased by BNI pursuant to the Offer until (i) a registration statement covering such SFP Common Stock has been declared effective by the Commission and it has been disposed of pursuant to such effective registration statement, (ii) such SFP Common Stock is sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the 1933 Act are met, (iii) such SFP
               Common Stock may be sold without registration pursuant to Rule 144(k) or (iv) such SFP Common Stock has been otherwise transferred, SFP has delivered a new certificate or other evidence of ownership for such SFP Common Stock not bearing the legend required pursuant to this Agreement and such SFP Common Stock may be resold without subsequent registration under the 1933 Act.

                     "Underwriter" means a securities dealer who purchases any
               Registrable Securities as principal and not as part of such dealer's market-making activities.


                                  ARTICLE II

                              REGISTRATION RIGHTS

                     SECTION 2.1. Demand Registration. (a) Request for Registration. At any time or from time to time after the termination of the Agreement, BNI may make a written request for registration under the 1933 Act of all or part of its Registrable Securities (a "Demand Registration"); provided, that the SFP shall not be obligated to effect more than two Demand Registrations in total with respect to such issue of Registrable Securities. Such request will specify the number of shares of Registrable Securities proposed to be sold and will also specify the intended method of disposition thereof.

                     (b) Effective Registration. A registration will not count as a Demand Registration until it has become effective.

                     (c) Managing Underwriting; Additional Demand Registrations. If BNI shall so elect, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. BNI shall select the book-running managing Underwriter in connection with such offering and any additional investment bankers and managers to be used in connection with the offering; provided that such managing Underwriter and additional investment bankers and managers must be reasonably satisfactory to SFP.
               To the extent Registrable Securities so requested to be registered are excluded from the offering in accordance with
               Section 2.3, BNI shall have the right to one additional Demand Registration under this Section with respect to such Registrable Securities.

                     SECTION 2.2. Piggy-Back Registration. If at any time SFP proposes to file a registration statement under the 1933 Act with respect to an offering by SFP for its own account or for the account of any of its respective securityholders of any class of security (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the Commission or a registration filed), or filed in connection with an exchange offer or offering of securities solely to SFP's existing securityholders) then SFP shall give written notice of such proposed filing to BNI as soon as practicable (but in no event less than 10 days before the anticipated filing date), and such notice shall offer BNI the opportunity to register such number of shares of Registrable Securities as BNI may request (a "Piggy-Back Registration"). SFP shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of SFP included therein.

                     SECTION 2.3. Reduction of Offering. Notwithstanding anything contained herein, if the managing Underwriter or Underwriters of an offering described in Section 2.1 or 2.2 deliver a written opinion to BNI that the size of the offering that is intended to be made is such that the success of the offering would be materially and adversely affected by inclusion of all of the Registrable Securities requested to be included, then the amount of securities to be offered for the account of BNI shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing Underwriter or Underwriters; provided that, in the case of a Piggy-Back Registration, if securities are being offered for the account of other persons or entities as well as SFP, then with respect to the Registrable Securities intended to be offered by BNI, the proportion by which the amount of such class of securities intended to be offered by BNI is reduced shall not exceed the proportion by which the amount of such class of securities intended to be offered by such other persons or entities is reduced.


                                  ARTICLE III

                            REGISTRATION PROCEDURES


                     SECTION 3.1.  Filings; Information.  Whenever BNI
               requests that any Registrable Securities be registered pursuant to Section 2.1 hereof, SFP will use its reasonable best efforts to effect the registration of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

                     (a) SFP will as expeditiously as reasonably practicable prepare and file with the SEC a registration statement on any form for which SFP then qualifies or which counsel for SFP shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its reasonable best efforts to cause such filed registration statement to become and remain effective for a period of not less than 270 days; provided that if SFP shall furnish to BNI a certificate signed by either its Chairman or the Vice Chairman stating that in his good faith judgment it would be significantly disadvantageous to SFP or its shareholders for such a registration statement to be filed as expeditiously as reasonably practicable, SFP shall have a period of not more than 90 days within which to file such registration statement measured from the date of receipt of the request in accordance with Section 2.1.

                     (b) SFP will, if requested, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to BNI and each Underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter furnish to BNI and such Underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as BNI or such Underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by BNI.

                    (c) After the filing of the registration statement, SFP will promptly notify BNI of any stop order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

                    (d) SFP will use its reasonable best efforts to (i) register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States as BNI reasonably (in light of BNI's intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities in the United States as may be necessary by virtue of the business and operations of SFP and do any and all other acts and things that may be reasonably necessary or advisable to enable BNI to consummate the disposition of the Registrable Securities owned by BNI; provided that SFP will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

                    (e) SFP will immediately notify BNI, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly make available to BNI any such supplement or amendment.

                    (f) SFP will enter into customary agreements (including an underwriting agreement in form customary for SFP) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

                    (h) Subject, in the case of BNI, to the Confidentiality Agreement between BNI and SFP dated as of July 28, 1993 or, in the case of any Underwriter or Inspector retained by any Underwriter, customary confidentiality obligations, SFP will make available for inspection by BNI, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by BNI or such Underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of SFP (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause SFP's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement.

                    (i) SFP will furnish to BNI and to each Underwriter, if any, a signed counterpart, addressed to BNI or such Underwriter, of (i) an opinion or opinions of counsel to SFP and (ii) a comfort letter or comfort letters from SFP's independent public accountants, each in form customary in primary offerings by SFP form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as BNI or the managing Underwriter reasonably requests.

                    (j) SFP will otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security-holders, as soon as reasonably practicable, its most recent quarterly earnings statement beginning with the first full quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the 1933 Act and Rule 158 under the 1933 Act.

                    (k) SFP will use its reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities of the same class issued by SFP are then listed.

                     SFP may require BNI to promptly furnish in writing to SFP
               such information regarding the distribution of the Registrable Securities as SFP may from time to time reasonably request and such other information as may be legally required in connection with such registration.

                     BNI agrees that, upon receipt of any notice from SFP of
               the happening of any event of the kind described in Section 3.1(e) hereof, BNI will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until BNI's receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.1(e) hereof, and, if so directed by SFP, BNI will deliver to SFP all copies, other than permanent file copies then in BNI's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event SFP shall give such notice, SFP shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 3.1(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 3.1(e) hereof to the date when SFP shall make available to BNI a prospectus supplemented or amended to conform with the requirements of Section 3.1(e) hereof.

                     SECTION 3.2. Registration Expenses. In connection with any registration statement required to be filed hereunder, SFP shall pay the following registration expenses incurred in connection with the registration hereunder (the "Registration Expenses"): (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) the fees and expenses incurred in connection with the listing of the Registrable Securities, (vi) reasonable fees and disbursements of counsel for SFP and customary fees and expenses for independent certified public accountants retained by SFP (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested pursuant to Section 3.1(h) hereof), and (vii) the reasonable fees and expenses of any special experts retained by SFP in connection with such registration. SFP shall have no obligation to pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities, or any out-of-pocket expenses of BNI or its Underwriters (or the agents who manage their accounts).


                                  ARTICLE IV

                       INDEMNIFICATION AND CONTRIBUTION

                     SECTION 4.1. Indemnification by SFP. SFP agrees to indemnify and hold harmless BNI, its officers, directors and agents, and each Person, if any, who controls BNI within the meaning of Section 15 of the 1933 Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if SFP shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to SFP by BNI or on BNI's behalf expressly for use therein; provided, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of BNI, its officers, directors and agents, and each Person, if any, who controls BNI within the meaning of Section 15 of the 1933 Act or Section 20 of the Exchange Act if it is determined that it was the responsibility of BNI to provide such person with a current copy of the prospectus and such current copy of the prospectus would have cured the defect giving rise to such loss, claim, damage or liability. SFP also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of BNI provided in this Section 4.1.

                     SECTION 4.2. Indemnification by BNI. BNI agrees to indemnify and hold harmless SFP, its officers, directors and agents and each Person, if any, who controls SFP within the meaning of either Section 15 of the 1933 Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from SFP to BNI, but only with reference to information relating to BNI furnished in writing by BNI or on BNI's behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. In case any action or proceeding shall be brought against SFP or its officers, directors or agents or any such controlling person, in respect of which indemnity may be sought against BNI, BNI shall have the rights and duties given to SFP, and SFP or its officers, directors or agents or such controlling person shall have the rights and duties given to BNI, by the preceding paragraph. BNI also agrees to indemnify and hold harmless Underwriters of the Registrable Securities, their officers and directors and each person who controls such Underwriters on substantially the same basis as that of the indemnification of SFP provided in this Section 4.2.

                     SECTION 4.3. Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (an "Indemnified Party") shall promptly notify the person against whom such indemnity may be sought "Indemnifying Party") in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the third sentence of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 business days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such proceeding.

                     SECTION 4.4. Contribution. If the indemnification provided for in this Article 4 is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between SFP and BNI on the one hand and the Underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by SFP and BNI on the one hand and the Underwriters on the other from the offering of the securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of SFP and BNI on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between SFP on the one hand and BNI on the other, in such proportion as is appropriate to reflect the relative fault of SFP and of BNI in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by SFP and BNI on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by SFP and BNI bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of SFP and

               BNI on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by SFP and BNI or by the Underwriters. The relative fault of SFP on the one hand and of BNI on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                     SFP and BNI agree that it would not be just and equitable
               if contribution pursuant to this Section 4.4 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and BNI shall not be required to contribute any amount in excess of the amount by which the total price at which BNI's securities were offered to the public exceeds the amount of any damages which BNI has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.


                                   ARTICLE V

                                 MISCELLANEOUS

                     SECTION 5.1.  Participation in Underwritten
               Registrations. No Person may participate in any underwritten registration filed pursuant to Section 2.1 hereunder unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and these registration rights.

                     SECTION 5.2. Rule 144. SFP covenants that it will file any reports required to be filed by it under the Exchange Act and that it will take such further action as BNI may reasonably request, all to the extent required from time to time to enable BNI to sell Registrable Securities without registration under the 1933 Act within the limitation of the exemptions provided by (a) Rule 144 under the 1933 Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of BNI, SFP will deliver to BNI a written statement as to whether it has complied with such requirements.

                     SECTION 5.3. Holdback Agreements. (a) Restrictions on Public Sale by BNI. To the extent not inconsistent with applicable law, when BNI's securities are included in a registration statement, BNI agrees not to effect any public sale or distribution of SFP Common Stock, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the 1933 Act, during the 14 days prior to, and during the 90-day period beginning on, the effective date of such registration statement (except as part of such registration), if and to the extent requested by SFP in the case of a non-underwritten public offering or if and to the extent requested by the managing Underwriter or Underwriters in the case of an underwritten public offering.

                     (b) Restrictions on Public Sale by SFP and Others. SFP agrees not to effect any public sale or distribution of any securities of the class being registered in accordance with
               Section 2.1 hereof, or any securities convertible into or exchangeable or exercisable for such securities, during the 14 days prior to, and during the 90-day period beginning on, the effective date of any registration statement (except as part of such registration statement where BNI consents) or the commencement of a public distribution of Registrable Securities, including a sale pursuant to Rule 144 under the 1933 Act (except as part of any such registration, if permitted); provided, however, that the provisions of this paragraph (b) shall not prevent the conversion or exchange of any securities pursuant to their terms into or for other securities or sales or distributions pursuant to any dividend or interest reinvestment plan or director or employer compensation plan.

               26. A new Section 1.8 is hereby added to the Merger Agreement as follows:

               Section 1.8. Alternative Transaction Structure. (a) At any time prior to the Effective Time, either BNI or SFP, in its sole discretion, may notify the other party (the "Alternative Merger Notice") that it has determined to restructure the transaction in the manner contemplated by this
Section 1.8. Upon delivery of the Alternative Merger Notice in the manner set forth in Section 11.1 hereof (the "Alternative Election"), the Merger contemplated by Section 1.1 of this Agreement shall be restructured in the manner set forth in this Section 1.8. In such event, all references to the term "Merger" in this Agreement shall be deemed references to the transactions contemplated by this Section 1.8, all references to the term "Surviving Corporation" shall be deemed references to BNSF Corporation, a Delaware corporation ("BNSF"), all references to the term "Effective Time" in this Agreement shall be deemed references to the time at which the certificates of merger are duly filed with the Secretary of State of the State of Delaware (or at such later time as is specified in the certificate of merger) with respect to the Merger as restructured in the manner contemplated by this Section 1.8 and Sections 1.2(a), 1.2(b), 1.4 and 1.7 shall no longer be of any force or effect and the provisions of this Section 1.8 shall govern the terms of the Merger. Prior to the Effective Time, BNSF will be controlled equally by BNI and SFP. The Merger, restructured as contemplated by this Section 1.8, is sometimes referred to as the "Alternative Merger".

               (b) Prior to the Effective Time, BNSF will be controlled equally by BNI and SFP. Prior to the Effective Time of the Alternative Merger, BNI and SFP will cause BNSF to incorporate two wholly owned subsidiaries as Delaware corporations ("BNI Merger Sub" and "SFP Merger Sub"). At the Effective Time of the Alternative Merger, (i) BNI Merger Sub will be merged with and into BNI in accordance with Delaware Law, whereupon the separate existence of BNI Merger Sub shall cease, and BNI shall be the surviving corporation, and (ii) SFP Merger Sub will be merged with and into SFP in accordance with Delaware Law, whereupon the separate existence of SFP Merger Sub shall cease, and SFP shall be the surviving corporation.

               (c) At the Effective Time of the Alternative Merger, (i) each share of SFP Common Stock outstanding immediately prior to such Effective Time shall, except as otherwise provided in Section 1.8(d) below, be converted into
0.40 shares of the common stock of BNSF, no par value (the "BNSF Common Stock"), and (ii) each share of BNI Common Stock outstanding immediately prior to such Effective Time shall, except as otherwise provided in Section 1.8(d) below, be converted into 1.0 share of BNSF Common Stock.

               (d) Each share of BNI Common Stock or SFP Common Stock (other than the SFP Common Stock owned by BNI, which shall remain outstanding) held by either of BNI or SFP as treasury stock or owned by BNI, SFP or any Subsidiary of either of them immediately prior to the Effective Time of the Alternative Merger shall be cancelled and no payments shall be made with respect thereto.

               (e) The BNSF Common Stock to be received as consideration in the Alternative Merger by holders of BNI Common Stock or SFP Common Stock is referred to herein as the "Merger Consideration".

               (f) (i) At the Effective Time of the Alternative Merger, each outstanding option to purchase shares of SFP Common Stock (a "SFP Stock Option") or BNI Common Stock (or "BNI Stock Option") granted under any employee stock option or compensation plan or arrangement of SFP or BNI, as the case may be, shall be cancelled and substituted with an option (a "BNSF Option") to acquire BNSF Common Stock. Such cancellation and substitution shall comply in all respects with, and shall be performed in accordance with, the methodology prescribed by the provisions of Section 424(a) of the Code and the regulations thereunder, and each BNSF Option shall provide the option holder with rights and benefits that are no less favorable to him than were provided under the SFP Stock Option or BNI Stock Option for which it was substituted.

               (ii) At or as soon as possible after the Effective Time of the Alternative Merger, BNSF shall issue to each holder of an SFP Stock Option or BNI Stock Option which is cancelled pursuant to Section 1.8(f)(i) an agreement that accurately reflects the terms of the BNSF Option substituted therefor as contemplated by Section 1.8(f)(i).

               (iii) BNSF shall take all corporate actions necessary to reserve such number of shares of BNSF Common Stock as will be necessary to satisfy exercises in full of all BNSF Options after the Effective Time. With respect to such BNSF Common Stock, BNSF shall (i) as soon as practicable after the Effective Time of the Alternative Merger file with the SEC a Registration Statement on Form S-8 and use its reasonable best efforts to have such registration statement become and remain continuously effective under the 1933 Act and (ii) file with the NYSE a listing application and use its reasonable best efforts to have such shares admitted to trading thereon upon exercises of BNSF Options. BNSF shall also use its reasonable best efforts to ensure that all incentive stock options within the meaning of the Code continue to qualify as such at all times after such Effective Time.

               (g) No certificates or scrip representing fractional shares of BNSF Common Stock will be issued in the Alternative Merger, but in lieu thereof each holder of SFP Common Stock otherwise entitled to a fractional share of BNSF Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 1.8_, a cash payment in lieu of such fractional shares of BNSF Common Stock which would otherwise have been issued (the "Excess Shares"). The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of SFP Common Stock, the Exchange Agent will hold such proceeds in trust (the "Common Shares Trust") for the holders of the SFP Common Stock. BNSF shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with this sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of SFP Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of the fractional BNSF Common Stock interest to which such holder of SFP Common Stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which such holder of SFP Common Stock is entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of SFP Common Stock in lieu of any fractional shares of BNSF Common Stock, the Exchange Agent shall make available such amounts to such holders of SFP Common Stock without interest.

               (h) Immediately prior to the Effective Time of the Alternative Merger, BNSF will become a party to this Agreement, assume all obligations of BNI hereunder in its capacity as the Surviving Corporation and make the following representations and warranties to each of BNI and SFP:

               (i)  Corporate Existence and Power.  At the Effective Time,
         BNSF will be a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and will have all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on the businesses of BNI and SFP as such business are now conducted. At the Effective Time, BNSF will be duly qualified to do business as a foreign corporation and will be in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on BNSF.

               (ii) Corporate Authorization. At the Effective Time, the execution, delivery and performance by BNSF of this Agreement and the consummation by BNSF of the transactions contemplated hereby will be within the corporate powers of BNSF and will have duly authorized by all necessary corporate action on the part of BNSF. At the Effective Time, this Agreement will constitute a valid and binding agreement of BNSF.

               (iii) Governmental Authorization. At the Effective Time, the execution, delivery and performance by BNSF of this Agreement and the consummation of the Merger by BNSF will require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of a certificate of merger in accordance with Delaware Law; (ii) compliance with any applicable requirements of the Exchange Act; (iii) compliance with the applicable requirements of the 1933 Act; (iv) compliance with any applicable foreign or state securities or Blue Sky laws; (v) immaterial actions or filings relating to ordinary operational matters; and (vi) actions that have theretofore been taken or filings that have theretofore been made.

               (iv) Non-Contravention. At the Effective Time, the execution, delivery and performance by BNSF of this Agreement and the consummation by BNSF of the transactions contemplated hereby will not (except, in the case of clauses (B), (C) and (D) of this Section 1.8(h)(iv), for any such matters that singly or in the aggregate have not had, and would not reasonably by expected to have, a Material Adverse Effect on BNSF (A) contravene or conflict with the certificate of incorporation or bylaws of BNSF, (B) assuming compliance with the matters referred to in Section 1.8(h)(iii), contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to BNSF or any Subsidiary of BNSF,
         (C) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of BNSF or any of its Subsidiaries or to a loss of any benefit to which BNSF or any of its Subsidiaries is entitled under any agreement, contract or other instrument binding upon BNSF or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by BNSF or any of its Subsidiaries or (D) result in the creation or imposition of any Lien on any asset of BNSF or any Subsidiary of BNSF.

               (i) Prior to the Effective Time of the Alternative Merger, BNI and SFP shall ensure that BNSF, BNI Merger Sub and SFP Merger Sub take no actions and undertake no operations except as may be necessary in connection with the consummation of the Merger and the transactions contemplated hereby.

               (j) At the time of the Alternative Election, and without any further action on the part of either SFP or BNI, this Agreement shall be deemed to have been amended as follows:

               (i) The phrase "BNSF," will be added (x) between the phrase "operation of the business of" and the phrase "BNI, SFP and their" in
         Section 9.1(iii) and (y) between the phrase "impose on" and "BNI, SFP or any" in clause (3) of Section 9.1(v).

               (ii) A new Section 9.2(iii) and 9.3(v) will be added as follows:

               BNSF shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, and the representations and warranties of BNSF shall have been accurate in all material respects at and as of the Effective Time.

               (iii) Section 9.3(ii) shall be amended to read in its entirety as follows:

               (ii) the BNSF Common Stock required to be issued hereunder shall have been approved for listing on the NYSE, subject to official notice of issuance.

               (k) BNI and SFP agree that in the event of the Alternative Election, any other appropriate adjustments shall be made to the other terms and conditions of this Agreement to reflect the transactions contemplated by this Section 1.8 with a view to ensuring that the parties hereto and their stockholders are placed in a position that is as close as possible to the position they would have been in but for such restructuring.



               27. This Amendment shall be construed in accordance with and governed by the law of the State of Delaware (without regard to principles of conflict of laws).

               28. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

               29. Except as expressly amended hereby, the Merger Agreement shall remain in full force and effect.




         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.


                                       Burlington Northern Inc.



                                       By: /s/ Gerald Grinstein
                                          Title: Chairman, President &
                                                   Chief Executive Officer



                                       Santa Fe Pacific Corporation



                                       By: /s/ Robert D. Krebs
                                          Title: Chairman and Chief
                                                   Executive Officer